Exhibit 99.1

Max Specialty Now an Eligible Surplus Lines Insurer in 45 States,
With Additions of New York, North Carolina and Kansas

RICHMOND, Va., May 23, 2007 – Stephen J. Vaccaro, Jr., President and Chief Executive Officer of Max Specialty Insurance Company, an excess and surplus lines company based in Richmond, Virginia, today announced that, with the additions of New York, North Carolina and Kansas, Max Specialty is now an eligible surplus lines insurer in a total of 45 states.

Mr. Vaccaro said: “The additions of New York, North Carolina and Kansas as states in which Max Specialty may now write surplus lines business are further steps in the continuing execution of our business plan and toward our goal of establishing Max Specialty as a leading U.S.-based excess and surplus lines company. We look forward to being added as an eligible surplus lines insurer in other states over the course of the year.”

As previously announced, Max Capital Group Ltd. completed the acquisition of the company now known as Max Specialty Insurance Company in April 2007.

Max Specialty operates across two divisions, Brokerage and Contract Binding. Brokerage, headed by Jonathan Hahn, and Contract Binding, headed by Bryan Sanders, each offer property, inland marine, casualty, excess liability and umbrella insurance products.

Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH) (the “Company”) through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

This release may include statements about future expectations, plans and prospects of the Company that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements, including the risk that the SEC’s view of the conclusions reached by the Audit and Risk Management Committee of the Company’s Board of Directors in connection with the internal review of three finite risk retrocessional contracts written in 2001 and 2003, which caused the Company to restate its audited financial statements for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 and unaudited financial statements for the periods ended March 31, 2006 and June 30, 2006, may differ, perhaps materially, and result in material changes to information contained in the Company’s past SEC filings, including financial statements and financial information. For further information regarding cautionary statements and factors affecting future results, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other documents filed by the Company with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contacts

N. James Tees, Executive Vice President	Roy Winnick
Max Capital Group Ltd.	Kekst and Company
Jim.Tees@maxcapgroup.com	roy-winnick@kekst.com

1-441-295-8800	1-212-521-4842